Exhibit 10.12

THIRD AGREEMENT REGARDING AMENDMENT
OF PROMISSORY NOTE

This Third Agreement Regarding Amendment of Promissory Note (this "Agreement") is entered into effective June 27, 2008 (the "Effective Date") between MICROHELIX, INC., an Oregon corporation ("Maker"), MOORE ELECTRONICS, INC., an Oregon corporation ("Co-Maker"), and MH FINANCIAL ASSOCIATES, LLC, an Oregon limited liability company ("Holder").
RECITALS

A.           Maker made and delivered its Promissory Note dated April 8, 2005 in the face amount of $1,250,000 to Marti D. Lundy (the "Original Note").  The Original Note was subsequently amended by Maker and Marti D. Lundy effective July 29, 2005, August 5, 2005, November 18, 2005, January 3, 2006, May 18, 2006 and August 8, 2006.

B.           Contemporaneously with the execution and delivery of the Original Note, Marti D. Lundy, Maker and Co-Maker executed and delivered a Security Agreement dated April 8, 2005 (the "Security Agreement"), under which, among other things, Maker and Co-Maker granted to Marti D. Lundy a security interest in the collateral described in the Security Agreement.

C.           Holder acquired from Marti D. Lundy all right, title and interest in the Original Note and in the Security Agreement.

D.           On or about October 19, 2006, Maker and Holder entered into an Agreement Regarding Amendment of Promissory Note (the "First Amended Agreement") and an Amended and Restated Promissory Note (the "First Restated Note") in the principal amount of $1,028,982, together with warrants to purchase shares of Maker's Common Stock.

E.           On or about March 12, 2007, Maker, Co-Maker and Holder entered into a Second Agreement Regarding Amendment of Promissory Note (the "Second Amended Agreement") and a Second Amended and Restated Promissory Note in the principal amount of $1,721,428.78 (the "Second Restated Note"), which superseded each of the First Amended Agreement and the First Restated Note in their entirety.  As of the date hereof, the Second Restated Note has an outstanding balance of $477,742.96.

F.           Maker has requested that Holder loan up to an additional $500,000, and Holder has agreed to make such loans on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

2.           Definitions.  Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the Third Restated Note (defined below).

3.           Third Restated Note.  Simultaneously with the execution of this Agreement, Maker and Co-Maker will execute and deliver to Holder a Third Amended and Restated Promissory Note in the principal amount of $977,742.96 (the "Third Restated Note").  Maker and Co-Maker agree that the granting, renewing, extending or making of any advance of any loan by Holder under this Agreement and the Third Restated Note at all times will be based upon the cash budgets of Maker and Co-Maker as accepted by Holder in Holder's sole judgment and discretion.  The Third Restated Note will be in substantially the form attached hereto as Exhibit A and will replace and supersede the Original Note, the First Restated Note and the Second Restated Note in their entirety.  Holder will deliver the original Second Restated Note to Maker for cancellation.  The term "Third Restated Note" includes all amendments, modifications, replacements and addenda thereto.

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4.           Stock Warrant.  As additional consideration to Holder for extending additional credit to Maker and Co-Maker, for each $100,000 (or part thereof) advanced to Maker and Co-Maker under the Third Restated Note, whether prior to, on or after the date hereof, Maker will issue and deliver to Holder a warrant or warrants in the form attached hereto as Exhibit B to purchase 1,066,667 common shares of Maker, with an exercise price of $0.001 per share (the "New Warrants"), up to a maximum of 10,666,670 shares if the entire $977,742.96 is advanced under this Agreement.  The New Warrants will have an exercise period of five years from the date of issuance.  The New Warrants will be assignable by Holder and will permit a cashless exercise by Holder.  Maker's Board of Directors will have approved its agreement to issue the New Warrants as a condition of this Agreement.

5.           Registration Rights.  Simultaneously with the execution of this Agreement, Maker and Holder will enter into a registration rights agreement, satisfactory to Holder and its counsel, which provides for demand and "piggy back" registration rights with respect to common shares which may be issued pursuant to the exercise of the New Warrants.

6.           Right of First Refusal; Participation Rights.  Holder will have the right to participate in any future financings, whether debt or equity, prior to and on any merger of Maker with an operating company at the same price and under the same terms as are detailed in any term sheet, offering memorandum or other document evidencing the terms of the transaction.  Maker will notify Holder within five business days of receiving any such term sheet or offering memorandum.  The participation rights granted in this Section 5 will expire upon the occurrence of the earlier to occur of (a) when the Third Restated Note is paid in full, or (b) a Qualified Liquidity Event; provided however, that if the Third Restated Note is not paid in full at such time, then the participation rights granted in this Section 5 will continue until the Third Restated Note is paid in full.  For purposes of this Agreement, a "Qualified Liquidity Event" means the first to occur of a Sale Transaction or a Public Offering.  A "Sale Transaction" means (i) the sale (in one or a series of related transactions) of all or substantially all of Maker's assets to a Person (defined below) or a group of Persons acting in concert, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of Maker, to one Person or a group of Persons acting in concert, or (iii) the merger or consolidation of Maker with or into another Person that is not an affiliate of Maker, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of Maker immediately prior to such transaction (excluding any Person or group of Persons acting in concert who are acquiring Maker) own less than a majority in voting power of the outstanding capital stock of Maker, or voting equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of assets including, without limitation, one or more subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the assets of Maker shall bee deemed a Sale Transaction.  "Person" shall be construed in the broadest sense and means and includes, without limitation, a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity.  "Public Offering" means an offering of at least $5,000,000 of equity securities of Maker or any subsidiary (or any successor-in-interest of the foregoing) listed on a nationally recognized exchange or quoted on the Nasdaq Stock Market that is made pursuant to an effective registration statement under the Securities Act of 1933, as amended.

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7.           Fees and Expenses.  Simultaneously with execution of this Agreement, Maker will pay Holder (a) a fully earned, nonrefundable loan fee in an amount equal to 3.5% of the principal amount of the Third Restated Note amount, and (b) Holder's reasonable out-of-pocket costs and expenses related to this transaction, including reasonable attorney fees and expenses for the documentation and negotiation of this Agreement, the Third Restated Note, Warrant and related documents.  In the event Maker does not have sufficient funds to pay the loan fee and Holder’s costs and expenses at the time of execution of this Agreement, then the loan fee and costs and expenses shall be deducted from the next advance under the Third Restated Note.

8.           Representations and Warranties.  Maker and Co-Maker represent and warrant to Holder, as of the date of this Agreement, and at all times the Third Restated Note is outstanding:

8.1.           Organization.  Maker and Co-Maker are, and at all times will be, duly organized and validly existing under the laws of the state of Oregon.  Maker and Co-Maker are, and all times will be, duly qualified to do business in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition.  Maker and Co-Maker have the full power and authority to own their properties and to transact the business in which they are presently engaged or presently propose to engage.  Maker and Co-Maker maintain their principal office at c/o Aequitas Capital Management, Inc., 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035.  Unless Maker and Co-Maker have designated otherwise in writing, the principal office is the office at which Maker and Co-Maker keep their books and records including its records concerning the Collateral for the Third Restated Note.  Maker and Co-Maker will notify Holder at least 30 days prior to any change in the location of Maker's or Co-Maker's state of organization or any change in Maker's or Co-Maker's name.  Maker and Co-Maker will use their commercially reasonable best efforts do all things necessary to preserve and to keep in full force and effect their existence, rights and privileges, and will comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Maker, Co-Maker and their business activities.

8.2.           Authorization.  Maker's and Co-Maker's execution, delivery and performance of this Agreement and all of their respective agreements referred to herein, including without limitation, the Third Restated Note and New Warrants, have been duly authorized by all necessary action by Maker and Co-Maker and does not conflict with, result in a violation of, or constitute a default under (1) any provision of Maker's or Co-Maker's articles of incorporation, other organizational documents or agreements or instruments binding upon Maker or Co-Maker or (2) any law, governmental regulation, court decree or order applicable to Maker, Co-Maker or their properties.

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8.3.           Financial Information.  Each of Maker's and Co-Maker's financial statements supplied to Holder truly and completely disclosed in all material respects Maker's and Co-Maker's financial condition as of the date of the statement, and there has been no material adverse change in Maker's or Co-Maker's financial condition subsequent to the date of the most recent financial statement supplied to Holder.  Maker and Co-Maker have no material contingent obligations except as disclosed in such financial statements.

8.4.           Legal Effect.  This Agreement constitutes, and any instrument or agreement Maker and/or Co-Maker are required to give under this Agreement when delivered will constitute, legal, valid and binding obligations of Maker and/or Co-Maker, as applicable, enforceable against Maker and Co-Maker in accordance with their respective terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

8.5.           Capitalization.  The shares of Common Stock to be issued by Maker upon exercise of the New Warrants will be, when issued in accordance therewith, duly authorized, validly issued, fully paid and nonassessable.

8.6.           Properties.  Except as contemplated by this Agreement or as previously disclosed in Maker's or Co-Maker's financial statements or in writing to Holder and as accepted by Holder, and except for property tax liens for taxes not presently due and payable, Maker and Co-Maker own and have good title to all of their properties free and clear of all security interests, and have not executed any security documents or financing statements relating to such properties.  All of Maker's and Co-Maker's properties are titled in their respective legal name, and Maker and Co-Maker have not used or filed a financing statement under any other name for at least the last five years.

8.7.           Litigation and Claims.  Except as previously disclosed by Maker or Co-Maker to Holder (including specifically claims made by and litigation with Maker's and Co-Maker's unsecured creditors), no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Maker or Co-Maker are pending or, to the best of Maker's or Co-Maker's knowledge, threatened.

8.8.           Taxes.  To the best of Maker's and Co-Maker's knowledge, all of Maker's and Co-Maker's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Maker or Co-Maker in good faith in the ordinary course of business and for which adequate reserves have been provided.

8.9.           Lien Priority.  Unless otherwise previously disclosed to Holder in writing (including specifically prior liens granted to Hewlett Packard Financial Services Company), Maker and Co-Maker have not entered into or granted any security agreements, or permitted the filing or attachment of any security interests on or affecting any of the collateral securing repayment of the Third Restated Note (the "Collateral"), that would be prior or that may in any way be superior to Holder's security interests and rights in and to such Collateral.

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9.           Affirmative Covenants.  Maker and Co-Maker covenant and agree with Holder that, so long as the Third Restated Note remains outstanding and unpaid, Maker and Co-Maker will:

9.1.           Notices of Claims and Litigation.  Promptly inform Holder in writing of (a) all material adverse changes in Maker's or Co-Maker's financial condition, and (b) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Maker or Co-Maker which could materially affect the financial condition of Maker or Co-Maker.

9.2.           Financial Records.  Maintain its books and records in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis, and permit Holder to examine and audit Maker's and Co-Maker's books and records at all reasonable times, subject to any applicable confidentiality agreements entered into by Holder.

9.3.           Financial Statements.  Furnish Holder with quarterly internally prepared financial statements within 30 days after the close of each quarter and with such additional information regarding Maker's and Co-Maker's financial condition and business operations as may be reasonably requested by Holder.

9.4.           GAAP.  Cause all financial reports required to be provided under this Agreement to be prepared according to GAAP, applied on a consistent basis, and certified by Maker as being true and correct in all material respects.

9.5.           Board Observation Rights.  Grant Holder board observation rights, including the right to attend and be notified of board meetings, and provide Holder with copies of all financial statements, correspondence and any other materials provided to any Board Member, including any oral information.

9.6.           Additional Information.  Furnish such additional information and statements as Holder may reasonably request from time to time.

9.7.           Insurance.  Maintain fire and other risk insurance, public liability insurance, directors and officers insurance and such other insurance as is reasonable and customary for businesses similar to Maker and Co-Maker.

9.8.           Taxes, Charges and Liens.  Except those presently being or to be contested by Maker or Co-Maker in good faith in the ordinary course of business and for which adequate reserves have been provided, pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Maker, Co-Maker or their properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Maker's or Co-Maker's properties, income or profits.

9.9.           Performance.  Perform and comply in a timely manner with all terms, conditions and provisions set forth in this Agreement, in the Third Restated Note, and in all other instruments and agreements between Maker and/or Co-Maker and Holder (the "Related Documents").  Maker and Co-Maker will notify Holder immediately in writing of any default in connection with this Agreement, the Third Restated Note or any Related Documents.

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9.10.                      Operations.  Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Holder of any change in executive and management personnel and conduct its business affairs in a reasonable and prudent manner.

9.11.                      Compliance with Governmental Requirements.  Comply in all material respects with all laws, ordinances and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of Maker's and Co-Maker's properties, businesses and operations.  Maker and Co-Maker may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Maker or Co-Maker have notified Holder in writing prior to doing so and so long as, in Holder's sole opinion, Holder's interests in the Collateral are not jeopardized.  Holder may require Maker or Co-Maker to post adequate security or surety bond, reasonably satisfactory to Holder, to protect Holder's interest.

9.12.                      Inspection.  Permit employees or agents of Holder at any reasonable time and upon reasonable notice to inspect any and all Collateral for the Third Restated Note and Maker's and Co-Maker's other properties and to examine or audit Maker's and Co-Maker's books, accounts and records and to make copies and memoranda of Maker's and Co-Maker's books, accounts and records, subject to any applicable confidentiality agreements entered into by Holder.  If Maker or Co-Maker now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Maker and Co-Maker, upon request of Holder, will notify such party to permit Holder free access to such records at all reasonable times and to provide Holder with copies of any records it may request, all at Maker's and Co-Maker's expense, subject to any applicable confidentiality agreements entered into by Holder.

9.13.                      Compliance Certificates.  Unless waived in writing by Holder, provide Holder with a certificate executed by Maker's chief financial officer, or other officer or person acceptable to Holder, certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default has occurred and no event has occurred which, with the passage of time or otherwise, would constitute an Event of Default.  Such certificate will be provided simultaneously with the provision of quarterly financial statements pursuant to Section 8.3 hereof.

9.14.                      Disclosure of Information.  Subject to the provisions of confidentiality agreements reasonably satisfactory to Maker and Co-Maker to be entered into by Holder and its assigns and affiliates, Maker and Co-Maker release Holder to disclose any financial information regarding Maker and Co-Maker, including pro-forma financial statements, to its members, assigns, participants, investors, officers, directors, employees and consultants ("Assigns and Agents"). Maker and Co-Maker agree to meet with any such Assigns and Agents at Holder's request.

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9.15.                      Additional Assurances.  Make, execute and deliver to Holder such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, landlord waivers, instruments, documents and other agreements as Holder or its counsel may reasonably request to evidence and secure the Third Restated Note and to perfect all related security interests.

10.           Holder's Expenditures.  If any action or proceeding is commenced that would materially affect Holder's interest in the Collateral or if Maker or Co-Maker fails to comply with any provision of this Agreement or the Third Restated Note or the Related Documents, including but not limited to Maker's or Co-Maker's failure to discharge or pay when due any amounts Maker or Co-Maker is required to discharge or pay under the Third Restated Note or any Related Documents. Holder, on Maker's or Co-Maker's behalf, may (but will not be obligated to) take any action that Holder deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral.  All such expenditures incurred or paid by Holder for such purposes will then bear interest at the rate charged under the Third Restated Note from the date incurred or paid by Holder to the day of repayment by Maker or Co-Maker.  All such expenses will become a part of the Third Restated Note balance and, at Holder's option, will (a) be payable on demand; (b) be added to the balance of the Third Restated Note and be apportioned among and be payable with any installment payments to become due during the remaining term of the Third Restated Note; or (c) be treated as a balloon payment which will be due and payable at the Third Restated Note's Maturity.

11.           Negative Covenants.  Maker and Co-Maker covenant and agree with Holder that while the Third Restated Note is outstanding and unpaid, Maker and Co-Maker will not, without the prior written consent of Holder, which consent will not be unreasonably withheld:

11.1.                      Indebtedness and Liens.  (a) Except for trade debt incurred in the normal course of business and indebtedness to Holder contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, or (b) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in or encumber any of Maker’s or Co-Maker’s assets;

11.2.                      Loans, Acquisitions and Guaranties.  Other than in the ordinary course of business, (a) Loan, invest in or advance money or assets; (b) purchase, create or acquire any interest in any other enterprise or entity; or (c) incur any obligations as surety or guarantor;

11.3.                      Distributions.  Make any distributions or pay dividends to the Maker's shareholders;

11.4.                      Capital Expenditures.  Make any capital expenditures outside of the ordinary course of business in excess of $20,000 in the aggregate;

11.5.                      Stock Redemption.  Redeem or repurchase any outstanding shares of the Maker's issued and outstanding common stock, preferred stock or warrants or other convertible securities;

11.6.                      Equity.  Issue any additional equity;

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11.7.                      Sale of Assets.  Sell, lease or transfer substantially all of Maker's assets;

11.8.                      Merger.  Merge or otherwise combine the Maker with any other business entity;

11.9.                      Amendment of Articles of Incorporation.  Amend the Maker's Amended and Restated Articles of Incorporation, as amended; or

11.10.                      Dissolution.  Dissolve.

12.           Additional Documents.  The parties will sign and deliver such additional documents and take such further actions as may be reasonably necessary to further effect and evidence this Agreement.

13.           Attorney Fees.  If any party to this Agreement breaches any term of this Agreement, the other party will be entitled to recover all costs and expenses, including reasonable attorney fees, incurred to enforce the terms of this Agreement, whether or not suit is filed, including such costs or fees as may be awarded at trial, in arbitration, or in bankruptcy proceedings, and in any appeal of such suit or action.

14.           Successors and Assigns.  This Agreement will be binding on and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

15.           Time of Essence.  Time is of the essence for each and every provision of this Agreement.

16.           Entire Agreement.  This Agreement sets forth the understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

17.           Amendment.  This Agreement may be amended only by an instrument or writing executed by all of the parties hereto.

18.           Governing Law; Venue.  This Agreement will be governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.  Venue for any dispute or litigation arising out of this Agreement will be in the courts of Multnomah County, Oregon regardless of any change in the residence of a party hereafter.

19.           Execution and Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered will be an original, but all of which together will constitute one and the same instrument.  This Agreement will not be effective unless Maker, Co-Maker and Holder execute this Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement.

MH FINANCIAL ASSOCIATES, LLC

Date	By:	Aequitas Capital Management,
Inc., its Manager

	By	/s/ Andy MacRitchie
Andy MacRitchie
Executive Vice President

MICROHELIX, INC.

	By	/s/ James E. Horswill
James E. Horswill
President and CFO

MOORE ELECTRONICS, INC.

	By	/s/ James E. Horswill
James E. Horswill
President and CFO

EXHIBIT A

THIRD AMENDED AND RESTATED NOTE

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EXHIBIT B

FORM OF WARRANT

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